UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material under §240.14a-12

DEERE & COMPANY

_______________________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

_______________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒    No fee required.

☐    Fee paid previously with preliminary materials.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

SUPPLEMENT DATED February 24, 2025

TO

THE PROXY STATEMENT DATED January 10, 2025

FOR THE ANNUAL MEETING OF Shareholders

TO BE HELD ON February 26, 2025

February 24, 2025

This Supplement provides updated information with respect to the 2025 Annual Meeting of Shareholders of Deere & Company (the “Company”) to be held virtually on February 26, 2025 (the “Annual Meeting”). On January 10, 2025, the Company filed with the Securities and Exchange Commission its Definitive Proxy Statement for its Annual Meeting. This Supplement should be read in conjunction with the Definitive Proxy Statement.

Withdrawal of Shareholder Proposal 5

The proponent of Proposal 5: Shareholder Proposal on a Report on Effectiveness of Efforts to Create a Meritocratic Workplace (“Proposal 5”) unilaterally withdrew Proposal 5 on February 21, 2025. Therefore, Proposal 5 will not be presented or voted upon at the Annual Meeting, nor will any votes cast regarding Proposal 5 be tabulated.

Voting Matters

Notwithstanding the withdrawal of Proposal 5, the proxy card and voting instruction forms distributed or presented online with the Definitive Proxy Statement remain valid, and the Company will not distribute new proxy cards or voting instruction forms.

None of the other agenda items presented in the Definitive Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form, disregarding Proposal 5.

Information on how to vote your shares or change or revoke your prior vote or voting instruction is available in the Definitive Proxy Statement.